Exhibit 10.1

AMENDMENT *

THIS AMENDMENT, to the Bill Payment Services Reseller Agreement dated February 28, 2001 (the “Agreement”) is made as of this 5th day of October, 2001 (the “Effective Date”), by and between the undersigned parties, and does hereby alter, amend, and modify the Agreement and supersedes and takes precedence over any conflicting provisions contained in the Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

1. Defined Terms. Capitalized terms used and not otherwise defined in this Amendment that are defined in the Agreement are used herein with the meanings set forth in the Agreement. “CSP Services” shall mean those services described in Exhibit A hereto. “Basic CSP Services” and “Total Bill Management” shall have the meaning set forth in Exhibit A hereto. “CSP Performance Standards” mean those service levels described in Exhibit B hereto.

2. New Services. The Bill Payment Services shall be amended to include the CSP Services, as such services may be enhanced or amended by Metavante from time to time. Reseller agrees to pay the fees set forth in Exhibit C hereto for the CSP Services. The Performance Standards shall be amended to include the CSP Performance Standards with respect to the CSP Services. On or before April 1, 2002, Metavante and Reseller shall meet to review Exhibits A, B and C including the CSP fees and CSP Performance Standards, and the parties shall mutually agree upon reasonable amendments to Exhibits A, B and C. The CSP fees and CSP Performance Standards currently set forth in Exhibits B and C shall expire on April 2, 2002, unless sooner amended by the parties pursuant to the foregoing sentence.

3. Term. This Amendment shall commence on the Effective Date and end on the fifth (5th) anniversary of the last day of the month in which the Effective Date occurs (the “Initial Term”). This Amendment shall annually renew for additional terms of one (1) year unless written notice of termination is provided to the other party within ninety (90) days of the expiration of any term. In the event that the Term of the Agreement shall expire prior to the expiration of this Amendment, the terms of the Agreement shall survive with respect to the CSP Services only.

4. Additional Terms. In addition to the terms of the Agreement, the following terms shall apply with respect to the CSP Services only:

(a)	Reseller agrees that, for so long as this Amendment shall remain in effect, it shall not offer, market, promote, or otherwise sell or provide to Customers receiving Metavante’s other Bill Payment Services (“Pay Anyone Customers”) any services, other than Metavante’s CSP Services, similar to the CSP Services; provided, however, that this obligation shall terminate in the event that Metavante does not, within the cure period permitted under the Agreement, cure any failure by Metavante to provide the CSP Services in accordance with the CSP Performance Standards.

(b)	Reseller and Metavante agree to mutually develop and effect a marketing plan designed to promote Metavante’s CSP services to Pay Anyone Customers and prospective customers for a period of 12 consecutive months commencing January 1, 2002. During this 12-month period,

*	CONFIDENTIAL TREATMENT REQUESTED. Portions of this Exhibit have been omitted based on a request for confidential treatment. These portions have been filed separately with the Commission.

Reseller will not enter into any formal or informal marketing or promotional agreements, alliances, or understandings with any other provider of services similar to Metavante’s CSP services, or enter into discussions or negotiations with any such party regarding any such arrangement. Following such twelve (12) month period, Reseller agrees that it shall not enter into any agreement for such an arrangement with any other party unless Reseller shall have first negotiated in good faith with Metavante to form such an arrangement. Reseller’s obligations under this Section (b) shall terminate in the event that Metavante does not, within the cure period permitted under the Agreement, cure any failure by Metavante to provide the CSP Services in accordance with the CSP Performance Standards.

(c)	Metavante understands and agrees that Section (b) above shall not prohibit Reseller from offering a bill payment service from a provider other than Metavante to new prospective clients, if such service is indivisibly integrated with a consolidated electronic bill presentment service similar to Metavante’s CSP Services.

(d)	Reseller and Metavante agree to develop a supplemental promotional plan with mutually agreed upon goals, objectives, and milestones designed to promote Metavante’s CSP Services and increase sales of such services.

(e)	Metavante shall pay to Reseller payments totaling no more than ***upon the occurrence of certain conditions as follows:

–	A payment in the amount of *** at such time that Reseller shall have achieved either (i) *** “active” users for the Basic CSP Services; or (ii) *** users of the Total Bill Management Services.

–	A payment in the amount of *** when Reseller achieves *** “active” users for the Basic CSP Services.

–	A payment in the amount of *** in the event Metavante is unable to provide the CSP Services to Reseller by a mutually agreed upon date.

–	A payment in the amount *** in the event Metavante is unable to provide the CSP Services to Customers by a mutually agreed upon date.

Payments shall be due and payable thirty (30) days following the occurrence of the applicable condition set forth above. Metavante shall also pay any collection fees (including reasonable attorneys’ fees) incurred by Reseller in collecting payment of the charges and any other amounts for which Metavante is liable under this Agreement. If Metavante fails to pay any amounts due under this Agreement, Metavante shall, upon demand, pay interest at the rate of 1.5% per month (but in no event higher than the highest interest rate permitted by law) on such delinquent amounts from their due date until the date of payment.

(f)	The parties agree to issue a mutually agreed upon joint press release upon initiation of the CSP Services for Reseller, but in no event sooner than January 1, 2002.

Except as expressly modified herein, all other terms and conditions contained in the Agreement remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

IN WITNESS WHEREOF, the parties to this Amendment have caused it to be executed by their duly authorized officers as of the 5th day of October, 2001.

Digital Insight Corporation (“Reseller”)			Metavante Corporation (“Metavante”)

By:	/s/ John Dorman	By:	/s/ Nancy Langer
Name:	John Dorman		Name:	Nancy Langer
Title:	Chairman & CEO		Title:	President, Electronic Payment & Presentment

APPROVED BY LEGAL FOR EXECUTION				APPROVED AS TO FORM BY LEGAL
TJR

EXHIBIT A

DEFINITIONS

“Branded Website” means a website created and maintained by Metavante to be used by the Customer for providing Services to its Users. This website will contain the design and logos of the Customer (the Customer’s brand) and the functionality of the CSP Services, as defined throughout this Agreement. The website domain name shall be selected by Customer from a list of available domain names that Metavante has registered in its name and has available for the use of Customers or shall be provided by Customer, if Customer can adequately secure such name and provide a certificate authorizing its use by Metavante in connection with this Agreement.

“Customer Marks” means the trademarks, trade names, service marks, logos and other identifiers used by Customer with respect to their banking or on-line banking services.

“Basic CSP Services” means the web-based bill consolidation, presentment, storage and archiving services and related customer service to be provided by Metavante, as more fully described below, which shall interface with the Bill Payment System to permit Users to access the Bill Payment Services.

“e-bill” means a bill created and presented to Metavante from an electronic source such as a billing service provider or a switch/consolidator.

“e-bill Distribution” means presentment of an e-bill on a Branded Website through an interface to a third party provider such as a Billing Service Provider or switch/consolidator.

“e-bill Payment” means a consumer initiated payment of an e-bill through the Bill Payment System.

“Total Bill Management” (TBM) means the Basic CSP Service plus a bill consolidation service, where Metavante receives paper statements and e-bills and presents them to the User electronically through image scanning services.

CSP SERVICES

Subject to the terms and conditions of the Agreement to which this Exhibit B is attached, Metavante will furnish to Reseller the following CSP Services:

Branded Package:

1. Integration Services

1.1. Metavante will perform or provide the following:

A. Branded Website. This site will be customized as described in Metavante’s Customizing Guidelines for a Private Labeled Service, as previously provided to Reseller and as may be revised from time to time. The Branded Website will support access from the browsers listed in the Guidelines.

B. Access, as needed, to certain Metavante technology, as described in Metavante’s Channel Partner Integration Applications, previously provided to Reseller, required for Reseller to fulfill the Reseller Obligations in Exhibit C.

C. Technology integration assistance as required to assist Reseller in the use of the integration applications to be used integrate the Branded Website and Customers’ websites.

2. Basic CSP Services

A.	Host Branded Website

B.	e-bill Distribution.

C.	e-bill Payment

D.	First level User support: Reseller may elect to provide first level User support or may elect to have Metavante provide it. If Reseller elects to have Metavante provide it then Reseller agrees to pay for this service as shown in Exhibit B. If Reseller is providing first level support then Reseller must have access to and training on the CSR Administrator functions for accessing information needed to respond to Users. Metavante’ services and support to Reseller regarding Reseller’s User service obligations will receive the same degree of priority as similar service performed for Metavante to other Resellers. Metavante reserves the right to set and change its User support policies, procedures, and availability as they apply to all users of the Metavante service that are not Users without the consent of Reseller. Metavante will provide User Service training for not more than 10 Reseller employees as part of the implementation and rollout of the Total Bill Management service. Metavante will host one (1) Reseller User support representative at Metavante’ site to accelerate the learning curve for the User support representative.

E.	Second level User support: This is included when Metavante is providing first level support and is required if Reseller is providing first level support. When Reseller is providing first level support, Metavante will interface with Reseller representatives and, when necessary, with any User directly to solve any questions or problems that may arise related to the Metavante Services.

F.	Data storage/archiving

G.	Data extraction of bill history

H.	Metavante will provide, as needed, Reseller with access to the CSR Administrator functionality as described in the Guidelines for Reseller’s use in providing User support (as described in Exhibit C).

3. Total Bill Management:

The Total Bill Management Services shall consist of Basic CSP Services, plus

–	Bill consolidation service, where Metavante receives paper statements and e-bills and presents them to the User electronically, using image scanning services to transform paper bills designated by the User into electronic documents.

–	New Member Kit: Metavante will provide to each new User a New Member Welcome Kit in either hardcopy or electronic form as defined in the Guidelines and priced in Exhibit C. Each kit will contain materials designed to enable a User to easily initiate Total Bill Management.

–	Billing of User: Reseller may elect to (i) provide Metavante with adequate pricing rules to enable Metavante to generate an electronic User bill for the applicable Customer’s service fee, or (ii) receive service fees in another manner external to TBM. If Reseller elects to have Metavante generate the bill using its pricing rules then Reseller agrees to pay for this service as shown in Exhibit C.

Reseller acknowledges that Metavante’s provision of the CSP Services is subject to Reseller’s performance of the following:

1. Project Plan & Schedule

Reseller and Metavante will jointly prepare and agree to an implementation plan and schedule for each Customer. Reseller will provide a project manager who will have responsibility and authority to make commitments and ensure appropriate resources are provided to the project to fulfill Reseller’s implementation activities per the project plan.

2. Integration

A. Reseller will perform or provide the following with respect to the Customer website and/or the Branded Website:

–	Logo and related graphics files to be included in the Branded Website and on other branded materials as described in Exhibit B, in electronic format mutually agreed upon between the parties.

–	Add a clickbutton, in a design to be mutually agreed upon between the parties, to the page or area of the Customer website that brings Users to the Branded Website. When login and authentication is being performed on the Reseller’s hosted websites, the clickbutton must be situated within the secure section of the Customer’s website, reachable by Users only after they have passed Customer’s login or security screens and signed-up for Customer’s on-line banking services. When User is transferred to a Metavante login page, then User may be transferred from a non-secure area.

–	Provide functionality and fully test data transactions for data being transmitted from Reseller’s systems and Customer’s Website to Metavante. Ensure the secure section of the Customer website supports a minimum standard of 128-bit encryption for data transferred between the Customer website and the Branded Website, or such other higher security standard as the parties may mutually agree upon.

–	Provide Metavante with Customer’s Privacy Policy for inclusion on the appropriate static page of the Branded Website.

B. Reseller/Reseller will provide the following:

–	Any computer and communications hardware and related software required at its location, including its own internet access services, for Reseller’s use in accessing the Administrator Module of the Metavante website via the Internet in support of its User and Customer service obligations.

3. Testing

A. Reseller will access and test each Branded Website.

B. Reseller will indicate when all testing has been successfully completed.

4. User Support – when Reseller is providing first level support:

A. Reseller agrees to function as the primary provider of User support, as defined herein.

B. In relation to its User support obligations, Reseller:

–	Agrees to provide Users the ability to contact employees or agents of Reseller directly through voice, mail, or electronic mail.

–	Agrees to handle Users’ support requests and respond directly to Users.

–	Agrees to adhere to Metavante’s User support policies and procedures in any instance where Metavante’s assistance is sought on behalf of a User.

–	Agrees to assume all liability for the establishment of User payment methods, include validation of all accounts from which payment may be made.

EXHIBIT B

CSP PERFORMANCE STANDARDS ***

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

EXHIBIT C

CSP FEES AND CHARGES ***

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.